Exhibit 99.1

Worldspan Reports Second Quarter 2005 Results

Second Quarter
Revenue	$245.6 million

Operating Profit	$35.6 million

ATLANTA, August 10, 2005—Worldspan, L.P. today reported financial results for the second quarter ended June 30, 2005.  The Company reported revenues of $245.6 million, down 1% from the second quarter of 2004.  Operating profit was $35.6 million, an increase of 14% over the $31.1 million from the same period last year.  For the quarter, net income was $18.5 million compared to $21.5 million in the year earlier period.

“We are pleased with our second quarter earnings,” said Rakesh Gangwal, chairman, president and chief executive officer for Worldspan.  “These results reflect Worldspan’s focus on improving operational effectiveness and cost efficiencies and de-leveraging our Company.”

FINANCIAL HIGHLIGHTS

Second Quarter 2005

Revenue:  Second quarter revenue was $245.6 million, down 1% from revenue of $248.8 million in the second quarter of 2004.  Electronic travel distribution revenue was $227.5 million, a $5.0 million or 2% decrease compared to $232.5 million in the second quarter of 2004. This decrease was a result of continued decline in traditional volumes as well as booking fee discounts offered to certain airlines for fare content agreements that were entered into during the course of 2004, partially offset by online volume growth.  IT Services revenue increased by $1.8 million or 11% compared to the second quarter of 2004 primarily from higher revenues associated with subscription-based services, such as Rapid Reprice(sm) product and eTicketing(sm).

Operating Profit:  Second quarter 2005 operating profit was $35.6 million, an improvement of $4.5 million or 14% compared to an operating profit of $31.1 million in the second quarter of 2004.  This improvement reflects lower employee costs, lower communication and technology expenses and lower rental expenses, partially offset by higher inducements to travel agencies.

Net Income: Second quarter net income was $18.5 million compared to $21.5 million in the second quarter of 2004. This decrease was due to increased interest expense of $5.6 million as a result of our refinancing transaction in February of 2005, as well as $1.5 million of additional income tax expense.

Cash Flow: Worldspan generated $48.0 million of cash from operations during the second quarter of 2005 compared to $66.7 million in the second quarter of 2004. Cash capital spending was $5.0 million in the second quarter of 2005, an increase of $0.5 million from the $4.5 million cash capital spending a year ago. Principal payments on the term loan were $34.0 million, representing 4% of the total debt balance. The Company ended the quarter with a cash balance of $45.0 million.

Global Transactions:  Worldspan’s global transaction volumes increased 1% in the second quarter of 2005 compared to the second quarter of 2004. Transaction volumes by online agencies grew by 8% year over year, while traditional travel agency volumes declined by 5% in the quarter.

Worldspan, L.P.

Condensed Consolidated Statements of Income

(unaudited, in thousands)

	Three months ended June 30,			Six months ended June 30,
	2005	2004	Change	2005	2004	Change

Revenue:
Electronic travel distribution	$227,481	$232,487	(2)%	$469,439	$465,026	1%
Information technology services	18,150	16,317	11%	36,774	32,309	14%
Total revenue	245,631	248,804	(1)%	506,213	497,335	2%

Operating expenses	210,031	217,691	4%	435,622	438,831	(1)%
Operating profit	35,600	31,113	14%	70,591	58,504	21%

Other (expense) income, net:
Interest expense, net	(15,573)	(9,960)	(56)%	(27,902)	(20,654)	(35)%
Loss on extinguishment of debt	—	—	—	(55,597)	—	—
Other, net	(11)	433	—	(220)	118	—

Income before income taxes	20,016	21,586	(7)%	(13,128)	37,968	—

Income tax expense	1,539	73	—	2,457	302	—

Net (loss) income	$18,477	$21,513	(14)%	$(15,585)	$37,666	—

Worldspan, L.P.

Transactions Summary

(in millions)

	Second Quarter			Year to Date
	2005	2004	Change	2005	2004	Change

Total Transactions	52.7	52.0	1%	109.8	107.4	2%

Geographic:
North America	41.7	41.6	0%	86.5	84.8	2%
Rest of World	11.0	10.4	6%	23.2	22.7	2%

Channel:
Traditional	25.1	26.4	(5)%	52.7	55.6	(5)%
Online	27.6	25.6	8%	57.1	51.8	10%

Air/Non-Air:
Air	47.2	46.8	1%	99.4	97.6	2%
Non-Air	5.5	5.2	6%	10.4	9.8	6%

Conference Call/Webcast

Worldspan will host a conference call discussing its second quarter 2005 results on Wednesday, August 10, 2005, at 11:00 a.m. EDT, which will be Webcast on the Company’s web site at http://www.worldspan.com on the investor relations tab.  Please note that a replay of the Earnings Conference Call Webcast will be available online for 10 days from the date of the call.

About Worldspan

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide.  Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base.  Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products.  Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE.  Worldspan is headquartered in Atlanta, Georgia.  Additional information is available at worldspan.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and other changes or events which impact the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q, Forms 8-K and Form S-4.

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CONTACT:  Erin Hadaway, 770-563-6545, e-mail: erin.hadaway@worldspan.com